                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             CAMBREX CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                              CAMBREX CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 27, 1995

     Notice Is Hereby Given that the 1995 Annual Meeting of Stockholders of Cambrex Corporation (the "Company") will be held at The Plaza Hotel, Fifth Avenue at Central Park South, New York, New York on April 27, 1995, at 4:00 P.M., for the following purposes:

          1. to elect three (3) directors in Class II to hold office until the 1998 Annual Meeting of Stockholders and until their successors shall be elected and qualified; and

          2. to consider and act upon the approval of the appointment of Coopers & Lybrand, L.L.P. as independent accountants for 1995; and

          3. to transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record of Common Stock of the Company at the close of business on March 15, 1995, will be entitled to vote at the meeting. The list of such stockholders will be available for inspection by stockholders during the ten days prior to the meeting in accordance with Section 219 of the Delaware General Corporation Law at the offices of American Stock Transfer, 6201 15th Avenue, Brooklyn, New York 11219. Shareholders may make arrangements for such inspection by contacting Peter E. Thauer, Vice President, General Counsel & Secretary, Cambrex Corporation, One Meadowlands Plaza, East Rutherford, New Jersey 07073.

                                           By order of the Board of Directors,

                                                     PETER E. THAUER,
                                                        Secretary
March 23, 1995

                   THE VOTE OF EACH STOCKHOLDER IS IMPORTANT.
         PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND PROMPTLY
                RETURN IT IN THE POSTAGE PAID ENVELOPE PROVIDED.

                              CAMBREX CORPORATION
                            ------------------------

                             1995 ANNUAL MEETING OF
                                  STOCKHOLDERS
                                PROXY STATEMENT

                            ------------------------

                               PROXY SOLICITATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cambrex Corporation (the "Company") for use at the 1995 Annual Meeting of Stockholders to be held on April 27, 1995, and at any adjournment of the meeting. The address of the Company's principal executive office is One Meadowlands Plaza, East Rutherford, New Jersey 07073. This Proxy Statement and the form of proxy are being mailed to stockholders on or about March 23, 1995.

     The costs of soliciting proxies will be borne by the Company. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners, and their reasonable expenses therefore will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally or by telephone or telegraph by the Company's officers, directors and employees without special compensation for such activities.

                        REVOCABILITY AND VOTING OF PROXY

     A proxy given by a stockholder may be revoked at any time before it is exercised by giving another proxy bearing a later date or by notifying the Company in writing of such revocation or by a vote in person at the Annual Meeting. Properly executed proxies received by the Company will be voted in accordance with the instructions indicated thereon and if no instructions are indicated, will be voted for the election of the three nominees for director named herein, and in favor of the selection of Coopers & Lybrand, L.L.P. as independent accountants for the Company. The Company knows of no reason why any of the nominees named herein would be unable to serve for the terms indicated. In the event, however, that any such nominee should, prior to the election, become unable to serve as a director, the proxy will be voted for such substitute nominee, if any, as the Board of Directors shall propose.

     The Board of Directors knows of no matters to be presented at the meeting other than those set forth in the foregoing Notice of Annual Meeting. If other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote the shares subject to such proxies in accordance with their best judgment.

                         RECORD DATE AND VOTING RIGHTS

     The Company has only one class of voting securities, Common Stock, par value $0.10 ("Common Stock"). Only holders of Common Stock of the Company of record at the close of business on March 15, 1995, will be entitled to vote at the meeting. On such record date there were outstanding and entitled to vote 5,479,963 shares of Common Stock and each such share is entitled to one vote.

                             PRINCIPAL STOCKHOLDERS

     The following sets forth information with respect to the only persons of which the Company is aware as of February 10, 1995, who may be deemed to beneficially own more than 5% of the outstanding Common Stock of the Company:

                                                              NUMBER OF SHARES          PERCENT
                       NAME AND ADDRESS                     BENEFICIALLY OWNED(1)     OF CLASS(2)
    ------------------------------------------------------  ---------------------     -----------
    Cyril C. Baldwin, Jr..................................       481,693  (3)           8.87  %
      One Meadowlands Plaza
      East Rutherford, New Jersey 07073

    Ira Sochet............................................       480,000                8.84  %
      5701 Sunset Drive
         Suite 315
      South Miami, Florida 33143

    Pioneer Management Corp...............................       457,600  (4)           8.42  %
      60 State Street
         19th Floor
      Boston, Massachusetts 02109

    FMR Corp..............................................       434,500  (5)           8.00  %
      82 Devonshire Street
      Boston, Massachusetts 02109-3614

    Wellington Management Company.........................       405,160  (6)           7.46  %
      75 State Street
      Boston, Massachusetts 02109

    The TCW Group, Inc....................................       380,500                7.01  %
    (formerly known as TCW
         Management Company)
      865 South Figueroa Street
      Los Angeles, California 90017

    The Guardian Life Insurance...........................       353,800  (7)           6.51  %
    Company of America
      201 Park Avenue
      New York, New York 10020

    Arthur I. Mendolia....................................       312,274  (8)           5.75  %
      One Meadowlands Plaza
      East Rutherford, New Jersey 07073

- ---------------
(1) Unless otherwise indicated (a) share ownership is based upon information furnished as of February 10, 1995, by the beneficial owner, and (b) each beneficial owner has sole voting and investment power with respect to the shares shown.

(2) For the purpose of this table, the percent of issued and outstanding shares of Common Stock of the Company held by each beneficial owner has been calculated on the basis of (i) 5,423,975 shares of Common Stock issued and outstanding (excluding treasury shares) on February 10, 1995, (ii) all shares of Common Stock subject to stock options which are held by such beneficial owner and are exercisable within 60 days of February 10, 1995, and (iii) 7,974 shares still to be issued in connection with the 1993 conversion of the Company's 9% Convertible Subordinated Notes.

(3) Includes 196,750 shares issuable under outstanding options under the Company's Stock Option Plans which options are fully exercisable, and 53,559 shares held at December 31, 1994, in the Company's Savings Plan.

(4) In an amendment to Schedule 13G under the Securities Exchange Act of 1934 dated January 18, 1995, and filed by Pioneer Management Corporation ("Pioneer"), Pioneer reported that it has the sole voting power for 457,600 shares, and shares dispositive power for 429,900 shares. Pioneer also has sole dispositive power for 27,700 of the shares.

(5) In an amendment to Schedule 13G under the Securities Exchange Act of 1934 dated February 13, 1995, and filed by FMR Corp., FMR Corp. reported that Fidelity Management & Research Company ("Fidelity"), an investment advisor and wholly-owned subsidiary of FMR Corp., is the beneficial owner of 434,500 shares. Edward C. Johnson 3d and Abigail P. Johnson, (reported to own 24.9% of FMR Corp.), FMR Corp., (through its control of Fidelity), and the Fidelity Contrafund, (an investment company advised by Fidelity), share power to dispose of the 434,500 shares. Neither FMR Corp. nor Edward C. Johnson 3d, its Chairman, has the power to vote or direct the voting of the shares owned directly by the Fidelity Contrafund, which power resides with the Contrafund's Board of Trustees.

(6) In an amendment to Schedule 13G under the Securities Exchange Act of 1934 dated January 24, 1995, filed by Wellington Management Company ("WMC"), WMC reported that by reason of advisory relationships with numerous investment counselling clients, WMC may be deemed to be the beneficial owner of 405,160 shares. WMC shares power to dispose of all shares and shares voting power as to 262,200 shares with its investment counselling clients.

(7) In a Schedule 13G under the Securities Exchange Act of 1934 dated February 13, 1991 and filed by The Guardian Life Insurance Company of America ("Guardian Life"), Guardian Life reported that it has sole power to vote and dispose of 130,000 of the shares, and shares voting and dispositive power for 52,000 of the shares. Guardian Life's wholly owned subsidiary, Guardian Investor Services Corporation, shares both dispositive and voting power for 171,800 shares by reason of advisory services provided to affiliated mutual funds.

(8) The number of shares reported includes 1,000 shares issuable upon exercise of options granted under the Company's 1994 Stock Option Plan and 11,624 shares held at December 31, 1994, in the Company's Savings Plan.

           COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table gives information concerning the beneficial ownership of the Company's Common Stock on February 10, 1995, by (i) each director and nominee for election as a director, (ii) each of the executive officers named in the Summary Compensation Table (below) and (iii) all directors and executive officers of the Company as a group.

                                                                    SHARES
                                                                 BENEFICIALLY     PERCENT OF
                           BENEFICIAL OWNERS                       OWNED(1)        CLASS(2)
        -------------------------------------------------------  ------------     ----------
        Cyril C. Baldwin, Jr. .................................       481,693(3)      8.87%
        Rosina B. Dixon, M.D. .................................             0            *
        Francis X. Dwyer.......................................        10,000(4)         *
        George J.W. Goodman....................................         2,872(4)         *
        Kathryn Rudie Harrigan.................................         1,000            *
        Leon J. Hendrix, Jr....................................             0            *
        Ilan Kaufthal..........................................         5,032(4)         *
        Robert W. Lear.........................................        10,688(4)         *
        Robert LeBuhn..........................................         6,432(4)         *
        James A. Mack..........................................       125,345(5)      2.31%
        Arthur I. Mendolia.....................................       312,274(6)      5.75%
        Dean P. Phypers........................................         7,500(4)         *
        Albert L. Eilender.....................................        65,096(7)      1.20%
        Peter Tracey...........................................        61,638(8)      1.14%
        Peter E. Thauer........................................        49,578(9)         *
        All Directors and Executive Officers as
          a group (27 persons).................................     1,288,377(10)    23.72%

- ---------------
 *   Beneficial Ownership is less than 1% of the Common Stock outstanding.

 (1) Except as otherwise noted, reported share ownership is as of February 10, 1995. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of Common Stock he beneficially owns.

 (2) For the purpose of this table, the percent of issued and outstanding shares of Common Stock of the Company held by each beneficial owner has been calculated on the basis of (i) 5,423,975 shares of Common Stock issued and outstanding (excluding treasury shares) on February 10, 1995, (ii) all shares of Common Stock subject to stock options which are held by such beneficial owner and are exercisable within 60 days of February 10, 1995, and (iii) 7,974 shares still to be issued in connection with the 1993 conversion of the Company's 9% Convertible Subordinated Notes.

 (3) The number of shares reported includes 196,750 shares issuable upon exercise of options granted under the Company's Stock Option Plans and 53,559 shares held at December 31, 1994, in the Company's Savings Plan.

 (4) The number of shares reported includes 1,000 shares issuable upon exercise of options granted under the Company's 1994 Stock Option Plan.

 (5) The number of shares reported includes 70,000 shares issuable upon exercise of options granted under the Company's Stock Option Plans and 11,160 shares held at December 31, 1994, in the Company's Savings Plan. 1205 shares held by several family members are not included and beneficial ownership of such shares is disclaimed.

 (6) The number of shares reported includes 1,000 shares issuable upon exercise of options granted under the Company's 1994 Stock Option Plan and 11,624 shares held at December 31, 1994, in the Company's Savings Plan.

 (7) The number of shares reported includes 10,096 shares held at December 31, 1994, in the Company's Savings Plan. 550 shares held by family members are not included and beneficial ownership of such shares is disclaimed.

 (8) The number of shares reported includes 30,000 shares issuable upon exercise of options granted under the Company's Stock Option Plans and 3238 shares held at December 31, 1994, in the Company's Savings Plan.

 (9) The number of shares reported includes 35,000 shares issuable upon exercise of options granted under the Company's Stock Option Plans and 6778 shares held at December 31, 1994, in the Company's Savings Plan.

(10) The number of shares reported includes 271,000 shares issuable upon exercise of options that become exercisable within 60 days and 40,213 shares held at December 31, 1994, in the Company's Savings Plan. Shares held by immediate family members are not included and beneficial ownership of such shares is disclaimed.

                               BOARD OF DIRECTORS

     The Board of Directors is responsible for directing the management of the business and affairs of the Company. The Board holds regular meetings five times each year and holds additional special meetings as required. During 1994 the Board held nine meetings.

     The Board has established four standing committees, the Audit Committee, the Compensation Committee (formerly the Organization and Compensation Committee), the Environmental Committee and the Governance Committee (formerly the Nominating Committee).

     The Audit Committee, comprised of six non-employee directors, recommends to the Board the accounting firm to act as the independent accountants for the Company, consults with the accounting firm concerning the scope of the audit, reviews the audit results and reviews the Company's internal financial controls and procedures with the accountants and with members of management. The Audit Committee held four meetings in 1994.

     The Compensation Committee, comprised of five non-employee directors, oversees the Company's executive compensation programs and policies and administers the Company's Stock Option and Long-term Incentive Plans. The Compensation Committee held five meetings in 1994.

     The Environmental Committee, comprised of eight non-employee directors, oversees the Company's environmental affairs. The Environmental Committee held four meetings during 1994.

     The Governance Committee, comprised of three non-employee directors, makes recommendations to the Board of Directors concerning nominees for election to the Board at Annual Meetings and candidates for newly created directorships and vacancies on the Board. The Governance Committee will consider nominees recommended by stockholders. Such recommendations for the 1996 Annual Meeting should be sent to the Corporate Secretary of the Company not later than January 14, 1996, and should include a statement of the nominee's qualifications. The Governance Committee held one meeting in 1994.

     Under the retirement policy for non-employee directors established by the Board of Directors in 1989, a non-employee director (other than incumbent directors when the policy was adopted) must not have attained age 72 at the time of election and may not serve as a director beyond the Annual Meeting next following such person's 72nd birthday.

COMPENSATION OF DIRECTORS

     The Company pays each non-employee director of the Company an annual fee of $12,000 and $600 for each Board, Committee (other than the Environmental Committee) and Stockholders meeting attended, except that the Chairmen of the Compensation, Audit and Governance Committees receive $900 for each Committee meeting attended. The Chairman of the Environmental Committee receives $900 for each

Environmental Committee meeting attended, but the remaining Committee members do not receive fees for meeting attendance. Directors also receive reimbursement for expenses incurred in connection with attendance. Employees of the Company who are directors are not paid any separate fees for acting as directors.

     In October 1993 the Board of Directors adopted the 1994 Stock Option Plan (the "1994 Plan") which was approved by shareholders at the 1994 Annual Meeting of Stockholders. Pursuant to the terms of the Non-Employee Director Program of the 1994 Plan, each individual who was a non-employee director on October 28, 1993 was awarded a grant of options to purchase 1,000 shares of the Company's Common Stock. The 1994 Plan further provides that beginning after the 1995 Annual Meeting each non-employee director will receive a grant of options to purchase 500 shares of the Company's Common Stock at the first meeting of the Board of Directors following each Annual Meeting of Stockholders of the Company. In October 1993, the Board of Directors granted options to purchase 1,000 shares of Common Stock under the 1994 Stock Option Plan to each of Francis X. Dwyer, George J.W. Goodman, Kathryn Rudie Harrigan, Ilan Kaufthal, Robert W. Lear, Robert LeBuhn and Dean P. Phypers.

DIRECTORS' RETIREMENT PLAN

     Non-employee directors of the Company participate in a non-qualified, noncontributory pension plan, which provides for the payment after retirement from the Board of an annual amount equal to the Board retainer at the time of retirement. Members must have at least five years of service on the Board prior to retirement to receive a benefit. The duration of this payment equals the number of years of Board service (to a maximum of ten) calculated starting with 1993.

     As of December 31, 1994, the years of service for the participating directors are as follows: Francis X. Dwyer -- 2 years; George J.W. Goodman -- 2 years; Kathryn Rudie Harrigan -- 1 year; Ilan Kaufthal -- 2 years; Robert W. Lear -- 2 years; Robert LeBuhn -- 2 years; Dean P. Phypers -- 2 years.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company is divided into three classes. The term of office of the directors in Class II expires at this Annual Meeting with the terms of office of the directors in Class III and Class I ending at successive Annual Meetings. At this Annual Meeting three directors in Class II will be elected to hold office until the 1998 Annual Meeting and until their successors shall be elected and qualified. To be elected, each nominee for director requires a majority of the votes cast. Abstentions from voting (but not including broker non-votes) will have the effect of votes against the nominees. The following sets forth with respect to the three persons who have been nominated by the Board of Directors for election at this Annual Meeting and the other directors of the Company certain information concerning their positions with the Company (including its predecessor and now wholly-owned subsidiary CasChem, Inc.) and principal outside occupations, and other directorships held. Mr. Robert Lear and Mr. Arthur Mendolia, current directors of the Company, are retiring from the Board at the 1995 Annual Meeting.

NOMINEES FOR ELECTION TO SERVE AS DIRECTORS UNTIL 1998 ANNUAL MEETING (CLASS II)

     Rosina B. Dixon, M.D. (age 52). Dr. Dixon has been a consultant to the pharmaceutical industry since May 1986. Prior to that time, she was Vice President and Secretary of Medical Market Specialties Incorporated, as well as a member of its Board of Directors. Dr. Dixon previously served as Medical Director, Schering Laboratories, Schering-Plough Corporation. Prior to that, she was Executive Director Biodevelopment, Pharmaceuticals Division, CIBA-GEIGY Corporation. She is a member of the Boards of Directors of Church & Dwight Co., Inc. and Enzon, Inc.

     Leon J. Hendrix, Jr. (age 51). Principal of Clayton, Dubilier & Rice, Inc., a private investment firm, since November 1994. Prior thereto, Mr. Hendrix was with Reliance Electric Company, a manufacturer and seller of industrial and telecommunications equipment and services, since 1973, where he held a series of executive level positions, most recently Chief Operating Officer and a member of the Board of Directors since 1992. Mr. Hendrix is a member of the Boards of Directors of Keithley Instruments, Inc., National City Bank of Cleveland, Allison Engine Co., Wesco Distribution, Inc., and Remington Arms Co. He is also a member of the Clemson University Foundation Board of Directors and previously served on the Board of Governors of the National Electrical Manufacturers Association and the Board of Directors of the Cleveland Chapter of the American Red Cross.

     Ilan Kaufthal (age 47). Director since the Company commenced business in 1981. Chairman of the Audit Committee and member of the Environmental Committee of the Board of Directors. A Managing Director of the investment firm of Wertheim Schroder & Co., Incorporated since 1987. Prior to 1987 held various executive positions with NL Industries, Inc., a firm in the chemicals and petroleum services businesses, most recently Senior Vice President and Chief Financial Officer since 1983. Director of Rexene Corporation and United Retail Group, Inc.

DIRECTORS SERVING UNTIL 1996 ANNUAL MEETING (CLASS III)

     Francis X. Dwyer (age 69). Director since 1989. Chairman of the Environmental Committee and member of the Compensation Committee of the Board of Directors. President of Nuodex Inc., a chemical manufacturer, since its formation in 1982 until its acquisition by Huls AG of West Germany in 1985. Thereafter, Chairman of the Board of Huls America Inc., a chemical manufacturer, until May 1991. Since May 1991, Chairman of International Dioxide, Inc., a chemical manufacturer.

     James A. Mack (age 57). Director, President and Chief Operating Officer since joining the Company in February 1990. On January 26, 1995 elected Chief Executive Officer of the Company, effective April 1, 1995. Prior to joining the Company, with Olin Corporation, a manufacturer of chemical and other products since 1984 as Vice President, Specialty Chemicals and, more recently, Vice President, Performance Chemicals. Executive Vice President of Oakite Products, Inc. from 1982 to 1984. Prior to joining Oakite held various positions with The Sherwin-Williams Company, most recently as President and General Manager of the Chemicals Division from 1977 to 1981. Past Chairman of the Board of Governors of the Synthetic Organic Chemical Manufacturing Association and Member of the Board of Trustees of the Michigan Tech Alumni Fund.

     Dean P. Phypers (age 66). Director since 1988. Member of the Audit, Compensation, Environmental and Governance Committees of the Board of Directors. Retired as Senior Vice President and director of International Business Machines Corporation in February 1987 after 32 years in various positions with that corporation including Chief Financial Officer, member of the Management Committee, Corporate Office contact for international operations and head of the Corporate Operations Staff. Director of American International Group Inc., Bethlehem Steel Corporation and Church & Dwight Co., Inc.

DIRECTORS SERVING UNTIL 1997 ANNUAL MEETING (CLASS I)

     Cyril C. Baldwin, Jr. (age 67). Director and President (until early 1990) since the Company commenced business in 1981. Mr. Baldwin has been Chief Executive Officer since 1984. He will retire from that position, effective April 1, 1995 and from the Company, effective April 30, 1995. Mr. Baldwin will continue thereafter as Chairman of the Board, a position he has held since his election in 1991. Director of Church & Dwight Co., Inc. and Congoleum Corporation.

     George J. W. Goodman (age 64). Director since the Company commenced business in 1981. Member of the Compensation and Environmental Committees of the Board of Directors. Since 1971 has been the President of Continental Fidelity, Inc., an editorial consulting services and products firm. Director of USAir Group, Inc. and Trustee of The Urban Institute.

     Kathryn Rudie Harrigan (age 44). Director since 1994. Member of the Audit and Environmental Committees. Since 1981, Professor, Management of Organizations Division of the Columbia University Business School, since 1994, Faculty Director, Chazen Institute for International Business at the Columbia University Business School and, since 1993, the Henry R. Kravis Professor of Business Leadership at the Columbia University Business School. Member of the Advisory Board of Ronin Development since 1988, and External Member, Strategic Planning Committee of the Panasonic Industrial Controls Division, Matsushita

Corporation from 1989 to 1992. Member of the Board of Governors, Academy of Management from 1986 to 1988.

     Robert LeBuhn (age 62). Director since the Company commenced business in 1981. Chairman of the Governance Committee and member of the Audit, Compensation, and Environmental Committees of the Board of Directors. Retired Chairman, Investor International (U.S.), Inc., a private investment firm. Mr. LeBuhn was President from 1984 to 1993, and Chairman until October 1994. Director of USAir Group, Inc., Acceptance Insurance Companies, Inc., Lomas Financial Corp., Amdura Corp. and Enzon, Corp.

     During 1994, each incumbent director attended more than 75% of the aggregate of the meetings of the Board and Committees of the Board of which such director was a member.

RELATED PARTY TRANSACTIONS

     Mr. Kaufthal is a Managing Director of Wertheim Schroder & Co., who provide the Company from time to time with investment advisory services.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     Cambrex seeks to be a leading specialty chemicals company, providing superior return to its owners. To achieve this, the Company plans to be among the top quartile of its peers within the industry. To meet these objectives, the Company must be able to attract, motivate and retain personnel with the requisite skills and abilities to enable the Company to achieve superior operating results. Accordingly, the Company's compensation programs are designed to reward above average performance and provide incentive opportunity to be competitive in the labor markets in which the Company participates.

EXECUTIVE COMPENSATION

     The Company's executive compensation administration program involves two components. Annual compensation is in the form of base salary plus a yearly incentive award. Long-term compensation consists of stock options, which are intended to reward executives when improvements in operating performance increase the market value of the Company for its shareholders.

     The accomplishment of results measured against the executives' goals and objectives are reviewed by the Compensation Committee subsequent to review and recommendation from the Office of the Chairman. Executives are rewarded for results achieved that contribute to key operating results; i.e., sales, net income, return on investment, and other assigned goals including but not limited to: service and quality improvement, product and marketing development, technology development, and personnel development. The Company uses independent salary surveys of its Peer Group and a broader range of specialty chemical companies to assist in determining appropriate levels of compensation for each executive position. The Company targets annual executive compensation at the median levels in companies surveyed.

     Annual incentive compensation awards are based on corporate performance and individual performance. The size of the overall incentive compensation pool is determined by the total net income generated and by the incremental increase in net income over the prior year. The achievement of personal objectives determines individual awards which are paid out as a portion of the total incentive compensation pool. The incentive plan provides a better than average individual award when net income substantially exceeds prior year's earnings.

     Long-term compensation for executives is in the form of Company stock option grants, which are awarded based on an individual's position in the Company, the individual's performance, and the number of outstanding option awards. Two types of stock options are granted to the executive group. The first type are regular Incentive Stock Options or Non-Qualified Options. The second type of options are available to the Company's most Senior Executives, including those individuals named in the Summary Compensation Table (below). These options become exercisable if the publicly traded share price of the Company's shares exceeds predetermined levels for designated periods of time. Under the 1989 Senior Executive Option Plan, one-third of the grants to senior executives became subject to exercise when the Company's publicly traded Common Stock price equalled or exceeded an average of $14 or above for 20 consecutive trading days commencing within one year from the date of grant. Similarly, a second one-third became exercisable when the traded share price equalled or exceeded an average of $17 for 20 consecutive trading days commencing during the second option year. On February 1, 1994, the final one-third of the options became exercisable, as the Company's publicly traded share price exceeded an average of $21 for 20 consecutive trading days. On April 28, 1994, shareholders approved the 1993 Senior Executive Stock Option Plan (the "1993 Plan") and certain awards thereunder. The 1993 Plan provides that one-third of the approved grants to senior executives shall become subject to exercise if the Company's publicly traded common stock price equals or exceeds an average of $30 or above for 20 consecutive trading days prior to October 28, 1994. Similarly, a second one-third, and any of the first one-third of the approved grant awards not otherwise exercisable, shall become exercisable if the traded share price equals or exceeds an average of $35 per share for 20 consecutive trading days prior to October 28, 1995. The final one-third of the option awards, and any option awards not otherwise exercisable, shall become exercisable if the traded share price equals or exceeds an average price of $40 per share for 20 consecutive trading days during the remaining life of the option.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Baldwin, the Company's Chief Executive Officer, received $300,000 in annual compensation in 1994. His compensation was determined based upon the same factors used in setting other executive compensation.

     Mr. Baldwin received an incentive compensation award for fiscal 1994 of $260,000. This award reflects Mr. Baldwin's success in the pursuit of strategic acquisitions and the substantial improvement in financial performance achieved by the Company, as net income was increased from $8,641,000 in 1993 to more than $11,100,000 in 1994, and total shareholder return increased by more than 28%. The total market value of the Company's shares increased by nearly $31,500,000 in 1994. Mr. Baldwin's annual compensation was directly related to the improvement in both earnings and shareholder value in 1994 and the continued international growth of the Company.

     Mr. Baldwin was not awarded any stock options under the 1993 Plan due to his pending retirement and his own recommendation to the Compensation Committee. This recommendation was based upon the number of stock option awards received by him in prior years and his current level of stock ownership in the Company.

     On January 26, 1995, Mr. Baldwin announced his retirement as Chief Executive Officer, effective April 1, 1995, and from the Company, effective April 30, 1995. Mr. Baldwin will remain Chairman of the Board. Mr. Mack has been elected Chief Executive Officer effective April 1, 1995. Mr. Mack's 1995 compensation will be at an annual rate of $300,000.

POLICY REGARDING SECTION 162(M)

     Based on current levels of base salary and annual bonuses, the Compensation Committee believes that it is highly unlikely that the Company will pay compensation to any of its executive officers for 1995 services in excess of one million dollars. Thus, the Compensation Committee has recommended no adjustment with respect to 1995 cash compensation in light of the limitation on deductibility of compensation in excess of one million dollars under Section 162(m) of the Internal Revenue Code. However, the 1993 Senior Executive Stock Option Plan and the 1994 Stock Option Plan were designed and stockholder approval was obtained at the 1994 Annual Meeting in order that options granted thereunder would be exempt from the limitations contained in Section 162(m) of the Internal Revenue Code.

                             COMPENSATION COMMITTEE

                            Robert W. Lear, Chairman
                                Francis X. Dwyer
                              George J.W. Goodman
                                 Robert LeBuhn
                                Dean P. Phypers

     The following table summarizes the compensation paid to the Chief Executive Officer and each of the four highest paid executive officers (the "Named Executive Officers") during the previous three fiscal years for services in such capacities to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                LONG TERM COMPENSATION
                                           --------------------------------   ----------------------------------
                                                                     OTHER                 SECURITIES                ALL
                                                                    ANNUAL    RESTRICTED     UNDER-     PAYOUTS-    OTHER
                                                                    COMPEN-     STOCK        LYING        LTIP     COMPEN-
                                                                    SATION     AWARD(S)     OPTION/     PAYOUTS    SATION
   NAME AND PRINCIPAL POSITION      YEAR   SALARY ($)   BONUS ($)   ($)(1)       ($)        SARS ($)      (3)      ($)(2)
- ----------------------------------  ----   ----------   ---------   -------   ----------   ----------   --------   -------
Cyril C. Baldwin, Jr..............  1994     300,000     260,000      -0-         -0-           -0-        -0-      6,750
  Chairman of the Board             1993     300,000     210,000      -0-         -0-           -0-        -0-     10,612
  and Chief Executive Officer       1992     275,000     409,901      -0-         -0-           -0-        -0-     10,298

James A. Mack.....................  1994     265,000     225,000      -0-         -0-           -0-        -0-      6,750
  President and Chief               1993     249,984     175,000      -0-         -0-        45,000        -0-     10,612
  Operating Officer                 1992     230,000     342,827      -0-         -0-           -0-        -0-     10,298

Peter Tracey......................  1994     187,500     200,000      -0-         -0-           -0-        -0-      6,750
  Executive Vice President,
  Finance                           1993     176,665     115,000      -0-         -0-        25,000        -0-      8,875
  and Chief Financial Officer       1992     166,667     198,740      -0-         -0-        10,000        -0-      7,500

Albert L. Eilender................  1994     205,341      96,000      -0-         -0-           -0-        -0-      6,750
  Executive Vice President          1993     205,341      85,000      -0-         -0-        25,000        -0-      9,240
                                    1992     205,341      96,472      -0-         -0-           -0-        -0-      9,240

Peter E. Thauer...................  1994     153,125     140,000      -0-         -0-           -0-        -0-      6,750
  Vice President -- Law and         1993     144,167      65,000      -0-         -0-        30,000        -0-      6,487
  Environment, General Counsel      1992     132,533     118,529      -0-         -0-           -0-        -0-      5,964
  and Secretary

- ---------------
(1) The rules require disclosure only when the aggregate value of these items exceeds the lesser of $50,000 or 10% of salary and bonus.

(2) Amounts indicated are attributable to Company contributions under the Company's Savings Plan.

     No options were granted to the Named Executive Officers in 1994.

     The following table sets forth information for each Named Executive Officer with regard to the aggregate options exercised during 1994 and the aggregate stock options held as of December 31, 1994.

             AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                                       NUMBER OF
                                                                      SECURITIES             VALUE OF
                                                                      UNDERLYING            UNEXERCISED
                                                                      UNEXERCISED          IN-THE-MONEY
                                     SHARES                          OPTIONS/SARS          OPTIONS/SARS
                                   ACQUIRED ON      VALUE            AT FY-END (#)         AT FY-END ($)
                                    EXERCISE       REALIZED          EXERCISABLE/          EXERCISABLE/
              NAME                     (#)          ($)(1)           UNEXERCISABLE         UNEXERCISABLE(2)
- ---------------------------------  -----------     --------     -----------------------    -------------
Cyril C. Baldwin, Jr.............       -0-             NA      196,750 Exercisable          3,973,856
James A. Mack....................     5,000         76,900       97,000 Exercisable          1,908,750
                                                                 45,000 Unexercisable          275,625
Peter Tracey.....................     1,500         22,320       52,800 Exercisable            986,300
                                                                 25,000 Unexercisable          153,125
Albert L. Eilender...............       -0-             NA       52,150 Exercisable          1,261,554
                                                                 25,000 Unexercisable          153,125
Peter E. Thauer..................     2,200         45,925       37,800 Exercisable            698,625
                                                                 25,000 Unexercisable          153,125

- ---------------
(1) Based upon the market value of underlying securities at exercise minus the exercise price.

(2) Market value of the underlying securities at December 31, 1994 ($26 per share) minus the exercise price.

     The following graph compares the Company's cumulative total stockholder return, for a five year period, with a performance indicator of the overall stock market and a group of peer issuers. Prices are as of December 31 of the year indicated.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG CAMBREX CORPORATION, THE DOW JONES INDUSTRIAL
                           AVERAGE AND PEER GROUP(1)

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)          DOW JONES      PEER GROUP         CBM
          1989                       100             100             100
          1990                        96             110              35
          1991                       127             197              73
          1992                       138             228             143
          1993                       152             244             172
          1994                       153             200             223

- ---------------
(1) Assumes $100 invested on December 31, 1989, with all dividends reinvested.

     The Company manufactures and markets a broad line of specialty chemicals, fine chemicals and commodity chemical intermediates to a diverse group of customers. Because the Company's products and customers are diverse, the Company does not believe that there is a single published industry or line of business index that is appropriate for comparing stockholder return. The Peer Group selected by the Company for the above Performance Graph is composed of those companies considered most comparable to the Company in terms of amount of sales, product lines and customers.

     Those companies included in the Peer Group are: Crompton & Knowles Corporation; The Dexter Corporation; Ferro Corporation; Great Lakes Chemical Corporation; Lawter International, Inc.; Rohm and Haas Company; Stepan Company; and Witco Corporation.

RETIREMENT PLANS

     Retirement benefits are based on an employee's years of service and the employee's compensation. "Compensation" for the purposes of the computation of benefits, includes regular compensation, bonuses and overtime, but excludes income attributable to fringe benefits and perquisites. The retirement benefit generally is calculated by multiplying the participant's years of service by 1% of compensation and by 0.6% of compensation in excess of the participant's social security covered compensation, and aggregating such amounts, subject to the limitations imposed by the Employee Income Security Act of 1974 ("ERISA"). Although Final Average Compensation includes the items mentioned above, the Plan limits the maximum amount of compensation which may be taken into account for the purposes of calculating benefits to the ERISA limit for covered compensation, which was $150,000 during 1994. Therefore, any compensation received by any of the Named Executive Officers which exceeds this amount will not be taken into account in the calculation of their benefits under this Plan. A Supplemental Non-Qualified Pension Plan, which became effective on January 1, 1994, provides benefits based on compensation levels above the ERISA maximum compensation level.

     The following table shows the estimated aggregate annual retirement benefits payable under the Company's Qualified and Supplemental pension plans to employees who retire at the normal retirement age at the stated levels of Final Average Compensation and years of service.

                               PENSION PLAN TABLE

                      ESTIMATED ANNUAL RETIREMENT BENEFITS

                                                          BASED ON SERVICE OF
           FINAL AVERAGE              ------------------------------------------------------------
            COMPENSATION              15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
- ------------------------------------  --------     --------     --------     --------     --------
$125,000............................  $ 27,829     $ 37,105     $ 46,382     $ 55,659     $ 64,936
$150,000............................  $ 33,829     $ 45,105     $ 56,382     $ 67,659     $ 78,936
$175,000............................  $ 39,829     $ 53,105     $ 66,382     $ 79,659     $ 92,936
$200,000............................  $ 45,829     $ 61,105     $ 76,382     $ 91,659     $106,936
$225,000............................  $ 51,829     $ 69,105     $ 86,382     $103,659     $120,936
$250,000............................  $ 57,829     $ 77,105     $ 96,382     $115,659     $134,936
$300,000............................  $ 69,829     $ 93,105     $116,282     $139,659     $162,936
$400,000............................  $ 93,829     $125,105     $156,382     $187,659     $218,936
$450,000............................  $105,829     $141,105     $176,382     $211,659     $246,936
$500,000............................  $117,829     $157,105     $196,382     $235,659     $274,936

     As of December 31, 1994, the years of service credited for retirement benefits for the Named Executive Officers are as follows: Cyril C. Baldwin, Jr. -- 13 years; James A. Mack -- 4 years; Peter Tracey -- 4 years; Albert L. Eilender -- 5 years; Peter E. Thauer -- 5 years.

DEFERRED COMPENSATION PLAN

     The Company has established a Non-qualified Deferred Compensation Plan for Key Executives (the "Deferred Plan"). Under the Deferred Plan an officer or key employee may elect to defer all or any portion of their pre-tax annual bonus and/or annual base salary (other than the minimum required Social Security contributions and $10,000). The deferred amount is invested in Fidelity Funds available under the Cambrex Savings Plan, except for the Cambrex Stock Fund. The Deferred Plan is not funded by the Company, but the Company has established a Deferred Compensation Trust Fund to protect the account balance in the case of a change of control of the Company.

CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into agreements with a number of key employees, including the Named Executive Officers, with the objective of preserving management stability in the event of a threatened or actual change of control of the Company. Under each agreement, in the event of a change of control of the Company (defined in the agreement to include certain events involving changes in ownership of the Company's stock or the composition of the Company's Board of Directors or other structural changes, but, in any case, with the Board having discretion to find other events to constitute a change of control) the employee is awarded a three-year contract of employment in substantially the same position he had prior to the start of the employment contract term. The contract of employment is at a monthly salary not less than the highest monthly salary earned by the employee during the 12 months preceding the start of the employment contract term and provides for an annual bonus and benefits comparable to those pertaining to the employee prior to the start of the employment contract term.

     In the event that at any time during the employment contract term the employee's employment is terminated, (i) by the Company (other than by reason of disability or for cause), or (ii) by the employee by reason of the Company's violation of the terms of the employment contract, or (iii) by the employee during the thirteenth month of the employment contract term, with or without reason, the employee will be entitled to a lump sum payment in an amount equal to the sum of (a) a ratable portion of the amount of the highest annual bonus paid to the employee during the three years prior to the year of termination, based upon the elapsed time in the year of termination, (b) up to three times the annual salary under the contract and three times such highest annual bonus, which amount declines ratably over a 36 month term for each month the employee remains employed by the Company following the first anniversary of the start of the employment contract term and (c) the present value of the pension benefit lost by the employee by reason of the early termination of employment. In the event of such termination the employee will also be entitled to the employment benefits, such as health insurance and life insurance, to which he would have been entitled had his employment not been terminated, and to the immediate right to exercise any employee stock options notwithstanding their stated exercisability in installments. Additionally, the employment contracts provide for an additional payment to the employee to cover any excise tax payable by the employee on so-called excess golden parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended.

MANAGEMENT CONTRACTS

     During 1989 the Board of Directors authorized an agreement with Mr. Mendolia pursuant to which he may, at his election and at any time after January 1, 1990, enter into a consulting arrangement with the Company upon his resignation as an employee. Pursuant to this agreement Mr. Mendolia is obligated to provide certain financial, consulting and advisory services to the Company as determined by the Chief Executive Officer. The contract shall continue for the remainder of Mr. Mendolia's life at an annual fee of $100,000. Mr. Mendolia retired as an employee on June 1, 1993, and began receiving payments under the agreement.

     During 1990 the Board of Directors authorized an agreement with Mr. Baldwin pursuant to which he may, at his election and at any time after January 1, 1994, enter into a consulting arrangement with the Company upon his resignation as an employee. Pursuant to this agreement Mr. Baldwin is obligated to provide certain financial, consulting and advisory services to the Company as determined by the Chief Executive Officer. The contract continues for the remainder of Mr. Baldwin's life at an annual fee of $140,000.

     In 1994 the Company reached agreement with Mr. Mendolia and Mr. Baldwin to restate their consulting arrangements. Under the restated arrangements, each of them entered into two agreements at the prior rates, the first providing for consulting services while the executive is able to provide such services and the second providing an additional retirement benefit for the remainder of the executive's lifetime.

     Mr. Baldwin will retire as Chief Executive Officer, effective April 1, 1995, and as an employee of the Company, effective April 30, 1995, and may elect to begin receiving payments under the agreement at that time.

     At a meeting held on January 26, 1995, the Board of Directors authorized similar agreements with Mr. Mack at an annual rate of $100,000.

                            APPOINTMENT OF AUDITORS

     The Board of Directors, in accordance with the recommendation of the Audit Committee, has selected Coopers & Lybrand, L.L.P. to be the Company's independent accountants for 1995, subject to the approval of the stockholders.

     Coopers & Lybrand, L.L.P. was engaged on March 19, 1992. A representative of Coopers & Lybrand, L.L.P. is expected to be present at the meeting, will be afforded an opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1996 Annual Meeting must be received by the Company not later than November 24, 1995, in order to be included in the Company's Proxy Statement for the 1996 Annual Meeting. In addition, the Company's by-laws provide that any shareholder wishing to present a nomination for the office of director before a shareholder meeting for a vote must give the Company at least 90 days advance notice, any shareholder wishing to bring a proposal or other business before a shareholder meeting for a vote must give the Company at least 60 days advance notice, and that both such notices must meet certain other requirements. Any shareholder interested in making such a nomination or proposal should request a copy of such by-law provisions from the Secretary of Cambrex Corporation.

                                           By Order of the Board of Directors,

                                                     PETER E. THAUER,
                                                        Secretary
March 23, 1995

     UPON WRITTEN REQUEST THE COMPANY WILL PROVIDE TO EACH STOCKHOLDER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR 1994. REQUESTS SHOULD BE DIRECTED TO MR. PETER TRACEY, EXECUTIVE VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER, CAMBREX CORPORATION, ONE MEADOWLANDS PLAZA, EAST RUTHERFORD, NJ 07073. SUCH REPORT WILL BE FURNISHED WITHOUT EXHIBITS. COPIES OF THE EXHIBITS TO SUCH ANNUAL REPORT WILL BE FURNISHED TO REQUESTING STOCKHOLDERS UPON PAYMENT OF THE COMPANY'S REASONABLE EXPENSES IN FURNISHING THE SAME.

                             CAMBREX CORPORATION

   SOLICITED BY BOARD OF DIRECTORS FOR 1995 ANNUAL MEETING OF STOCKHOLDERS

     The undersigned stockholder of CAMBREX CORPORATION, (the "Company") hereby appoints C.C. Baldwin, Jr., J.A. Mack and P. Tracey, and each of them acting singly and each with the power of substitution and resubstitution, attorneys and proxies of the undersigned, with all the powers the undersigned would possess if personally present, to vote the shares of Common Stock of the Company which the undersigned is entitled to vote at the 1995 Annual Meeting of Stockholders of the Company to be on April 27, 1995 at The Plaza Hotel, Fifth Avenue at Central Park South, New York, New York, and any adjournment thereof. Without otherwise limiting the general authorization hereby given, said attorneys and proxies are instructed to vote as indicated on the reverse side hereof on the proposals set forth in the Notice of Annual Meeting of Stockholders of the Company and accompanying Proxy Statement, each dated March 23, 1995.

     THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE 3 NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT ACCOMPANYING THE NOTICE OF SAID MEETING (PROPOSAL NO. 1), AND "FOR" APPROVAL OF THE SELECTION OF ACCOUNTANTS (PROPOSAL NO. 2) UNLESS OTHERWISE MARKED.


                                                                   SEE REVERSE
                                                                      SIDE

PLEASE COMPLETE AND SIGN PROXY ON REVERSE SIDE AND RETURN IN ENCLOSED ENVELOPE.


- -------------------------------------------------------------------------------

/X/ PLEAE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

                     FOR          WITHHOLD
1. ELECTION          / /            / /       NOMINEES:  Rosina B. Dixon, M.D.
   OF                                                    Leon J. Hendrix, Jr.
   DIRECTORS                                             Ilan Kaufthal
For, except withheld from the following nominee(s):


- ---------------------------------------------------

                                                     FOR     AGAINST    ABSTAIN
2. Approval of the appointment of Coopers &          / /      / /         / /
   Lybrand, L.L.P. as independent public
   accountants for 1995.


PLEASE SIGN AND DATE BELOW AND RETURN IN THE ENCLOSED POSTAGE PAID ENVELOPE.


SIGNATURE ________________  DATE _______ SIGNATURE ______________ DATE ________

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.